Exhibit (a)(iii)
SCHEDULE A
TO
MUNDER SERIES TRUST
DECLARATION OF TRUST
SERIES AND CLASSES
As of April 30, 2009

Series	Classes
Munder Asset Allocation Fund — Balanced	A, B, C, K, R and Y
Munder Bond Fund	A, B, C, K, R and Y
Munder Energy Fund	A, B, C, K, R and Y
Munder Index 500 Fund	A, B, K, R and Y
Munder International Equity Fund	A, B, C, K, R and Y
Munder International Fund — Core Equity	A, C, K, R, Y and I
Munder International Small-Cap Fund	A, C, K, R, Y and I
Munder Internet Fund	A, B, C, K, R and Y
Munder Large-Cap Growth Fund	A, B, C, K, R and Y
Munder Large-Cap Value Fund	A, B, C, K, R and Y
Munder Micro-Cap Equity Fund	A, B, C, K, R and Y
Munder Mid-Cap Core Growth Fund	A, B, C, K, R and Y
Munder Multi-Cap Growth Fund	A, C, K, R, Y and I
Munder Small-Cap Value Fund	A, B, C, K, R and Y
Munder Tax-Free Short & Intermediate Bond Fund	A, B, C, K, R and Y
Munder Technology Fund	A, B, C, R and Y